SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2006
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.
     On May 2, 2006, BioMed Realty Trust, Inc., through its operating partnership subsidiary, BioMed Realty, L.P., entered into a definitive purchase and sale agreement with Human Genome Sciences, Inc. (“HGSI”), to acquire HGSI’s large-scale manufacturing and headquarters office and laboratory facilities located in Rockville, Maryland. The portfolio includes a total of approximately 925,000 rentable square feet of existing laboratory, office and manufacturing space, with the headquarters facility consisting of three recently constructed buildings and a parking structure, as well as undeveloped land that BioMed’s management estimates can support over 500,000 rentable square feet of additional laboratory and office space. The total purchase price is approximately $425 million, excluding closing costs. BioMed made a deposit of $20 million upon signing the purchase agreement.
     Upon completing the acquisition of the properties, HGSI will lease the buildings from BioMed pursuant to two 20-year triple-net leases. The leases provide HGSI with the right to extend each lease for two 10-year terms and require HGSI to provide a refundable security deposit of $19.75 million under each lease, which is equal to one-year’s rent. The security deposit may be made in cash or a letter of credit, and any unused balance must be refunded to HGSI upon the earlier of HGSI achieving a specified investment grade credit rating or termination of the respective lease. Under the terms of the purchase and sale agreement, HGSI has the right to repurchase the manufacturing facility from BioMed within the first four years after lease commencement, upon giving BioMed one year’s prior written notice, at a purchase price that provides BioMed with a 15% internal rate of return on the original purchase price of the property (net of all base rent received). HGSI has the right to repurchase the headquarters facility from BioMed approximately ten years after lease commencement, upon giving BioMed at least one year’s prior written notice, at a purchase price of approximately $300 million in cash. HGSI also has granted BioMed a right of first refusal with respect to the purchase of two adjacent properties representing approximately 178,000 square feet.
     BioMed’s obligation to purchase the properties is subject to certain limited conditions, and the parties may agree to close the acquisitions of the manufacturing and headquarters facilities on the same date or separate dates. Subject to the satisfactory completion of closing conditions, the acquisitions are anticipated to close in the second quarter of 2006.
     The foregoing description of the purchase agreement and leases does not purport to be complete and is qualified in its entirety by reference to the complete text of the purchase agreement and forms of leases, which are filed as Exhibits 10.1, 10.2 and 10.3 to this report, respectively, and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
     On May 2, 2006, BioMed issued a press release regarding the acquisition of the properties. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of BioMed, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(c) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	Agreement of Purchase and Sale, dated as of May 2, 2006, between Human Genome Sciences, Inc. and BioMed Realty, L.P.
10.2	Form of Lease Agreement between Belward C, LLC and Human Genome Sciences, Inc. with respect to 9911 Belward Campus Drive, Rockville, Maryland.
10.3	Form of Lease Agreement between Traville LLC and Human Genome Sciences, Inc. with respect to the Traville Property in Rockville, Maryland.
99.1	Press release issued by BioMed Realty Trust, Inc. on May 2, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2006	BIOMED REALTY TRUST, INC.

	By:	/s/ GARY A. KREITZER

Name: Gary A. Kreitzer
Title: Executive Vice President